                              SETTLEMENT AGREEMENT

      This Settlement Agreement ("Agreement"), dated as of May 25, 2006, is made by and between Arthur J. Steinberg, not individually but solely in his capacity as the receiver of Northshore Asset Management, LLC, a Delaware limited liability company, and related entities, including, but not limited to, NSCT, LLC (the "Northshore Receiver"), and Connecticut Banking Commissioner John P. Burke, not individually but solely in his capacity as receiver of Circle Trust Company ("Circle Trust"), a Connecticut state chartered trust bank (the "Circle Receiver").

      WHEREAS, each of the Northshore Receiver and the Circle Receiver has asserted and believes that he owns and is entitled to the 1,000,000 shares of common stock, no par value, of Startech Environmental Corporation ("Startech") purported by the Circle Receiver to be beneficially owned by him represented on the date hereof by certificate number 6381-8 (the "Subject Securities") and a bona fide dispute exists over such ownership;

      WHEREAS, given the limited trading volume in the common stock of Startech in relation to the number of shares of common stock of Startech held by the Northshore Receiver and the Circle Receiver, the parties hereto believe that a cooperative plan for the disposition of the Subject Securities is prudent and consistent with the fiduciary duties of each of the Northshore Receiver and the Circle Receiver; and

      WHEREAS, the parties hereto are entering into this Agreement in settlement of their respective claims with respect to the Subject Securities.

      NOW, THEREFORE, for good and valuable consideration, including the mutual promises and agreements herein made, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. REPRESENTATIONS OF THE CIRCLE RECEIVER. The Circle Receiver hereby represents and warrants to the Northshore Receiver and agrees in favor of the Northshore Receiver that (a) the Circle Receiver has not assigned any interest in any matter released or purported to be released by him hereby to any other person or entity, and (b) in the case of clauses (i) through (v) of this Section 1(b), subject to the receipt of the Connecticut Order (as defined below) in a form reasonably acceptable to both the Northshore Receiver and the Circle Receiver, (i) the Circle Receiver has full power and authority to execute and deliver this Agreement and perform his obligations hereunder, (ii) the execution and delivery of this Agreement by him, the performance by him of his obligations hereunder and the consummation of the transaction by him contemplated by this Agreement have been duly authorized and approved, (iii) this Agreement has been duly executed by him and constitutes a legal, valid and binding obligation of him, (iv) the execution and delivery of this Agreement by him, the performance by him of his obligations hereunder and the consummation of the transactions contemplated hereby by him do not and will not (x) violate, contravene, breach, or constitute an event of default under, any contract, agreement, indenture or instrument to which the Circle Receiver or Circle Trust is a party, or by which any of their respective properties or assets are bound, or to which the Circle Receiver or Circle Trust may be subject or (y) violate, contravene or breach any statute, law, judgment, decree, order, regulation or rule of any court or governmental authority applicable to the Circle Receiver or Circle Trust and (v) the Subject Securities may be sold or otherwise disposed of in accordance with this Agreement, without any further receivership action on the part of the Circle Receiver or any approval of any court or other governmental authority.

      2. REPRESENTATIONS OF THE NORTHSHORE RECEIVER. The Northshore Receiver hereby represents and warrants to the Circle Receiver and agrees in favor of the Circle Receiver that (a) the Northshore Receiver has not assigned any interest in any matter released or purported to be released by him hereby to any other person or entity, and (b) in the case of clauses (i) through (v) of this Section 2(b), subject to the receipt of the US Order (as defined below) in a form reasonably acceptable to both the Northshore Receiver and the Circle Receiver,
(i) the Northshore Receiver has full power and authority to execute and deliver this Agreement and perform his obligations hereunder, (ii) the execution and delivery of this Agreement by him, the performance by him of his obligations hereunder and the consummation of the transactions contemplated by this Agreement by him have been duly authorized and approved by all requisite receivership actions, (iii) this Agreement has been duly executed by him and constitutes a legal, valid and binding obligation of him, (iv) the execution and delivery of this Agreement by him, the performance by him of his obligations hereunder and the consummation of the transactions contemplated hereby do not
(x) violate, contravene, breach, or constitute an event of default under, any contract, agreement, indenture or instrument to which he is a party, or by which any of the his properties or assets are bound, or to which he may be subject or
(y) violate, contravene or breach any statute, law or judgment, decree, order, regulation or rule of any court or governmental authority applicable to him and
(v) the Subject Securities may be sold or otherwise disposed of in accordance with this Agreement, without any further receivership action on the part of the Northshore Receiver or any approval of any court or other governmental authority.

      3. CONDITIONS TO EFFECTIVENESS. The effectiveness of the Circle Receiver's and the Northshore Receiver's obligations under Sections 4, 5, 6, 7, 8, 9, 11, 12 and 13 of this Agreement is subject to, and conditioned solely upon, (a) the receipt by the Circle Receiver of the Connecticut Order in a form reasonably acceptable to both the Northshore Receiver and the Circle Receiver and (b) the receipt by the Northshore Receiver of the US Order in a form reasonably acceptable to both the Northshore Receiver and the Circle Receiver; such Sections and the Circle Receiver's and the Northshore Receiver's obligations thereunder shall automatically become effective upon the later of the (x) receipt by the Circle Receiver of the Connecticut Order, in a form reasonably acceptable to both the Northshore Receiver and the Circle Receiver, and (y) receipt by the Northshore Receiver of the US Order, in a form reasonably acceptable to both the Northshore Receiver and the Circle Receiver (the date on which such Sections and obligations become effective, is referred to herein as the "Effective Date").

      The Circle Receiver agrees to file motion papers, containing a proposed form of an order (such order included with such motion papers and issued by the Connecticut Court on or prior to the Effective Date is referred to herein as the "Connecticut Order"), with the Superior Court of the Judicial District of Hartford County in Connecticut (the "Connecticut Court") as soon as practicable after the date of this Agreement but in no event later than 10 days after the date of this Agreement, and to use his best efforts to obtain the Connecticut Order in a form mutually acceptable to the Northshore Receiver and the Circle Receiver, each acting reasonably, as soon as practicable thereafter.

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

      The Northshore Receiver agrees to file motion papers, containing a proposed form of an order (such order included with such motion papers and issued by the District Court on or prior to the Effective Date is referred to herein as the "US Order"), with the United States District Court for the Southern District of New York (the "District Court") as soon as practicable after the date of this Agreement but in no event later than 10 days after the date of this Agreement, and to use his best efforts to obtain the US Order in a form mutually acceptable to the Northshore Receiver and the Circle Receiver, each acting reasonably, as soon as practicable thereafter.

      4. DISPOSITION OF SUBJECT SECURITIES.

            (a) The Circle Receiver agrees to deliver, within five days after the Effective Date, the Subject Securities (including any stock certificates representing the same, together with executed stock powers and other appropriate instruments of transfer relating thereto) to the Northshore Receiver. The Northshore Receiver shall hold the same as custodian for himself and for the Circle Receiver until such time as he shall sell or otherwise dispose of the same or deliver them as provided in Section 4(c). Immediately after the Effective Date, each of the Northshore Receiver and the Circle Receiver shall take all reasonably necessary action to cause the transfer agent for the Subject Securities to co-register a certificate representing the Subject Securities in the names of the Northshore Receiver and the Circle Receiver and to cancel the current certificates, if any, representing the Subject Securities.

            (b) Subject to Section 4(c) and Section 4(d), the Northshore Receiver shall have the sole and exclusive right, on behalf of the Circle Receiver and the Northshore Receiver, to sell or otherwise dispose of any or all of the Subject Securities at any time or from time to time. Other than in accordance with the immediately preceding sentence or Section 4(c) or Section 4(d), the Circle Receiver shall not, and shall cause Circle Trust not to, (x) sell, assign, pledge, hypothecate, encumber or otherwise transfer or dispose of any Subject Securities or (y) vote (or grant written consent) for or against any merger, consolidation, share exchange, dissolution, liquidation, recapitalization, reorganization, business combination or other significant transaction involving Startech or the sale of all or substantially all of the assets of Startech, in either the case of clause (x) or (y), without the prior written consent of the Northshore Receiver. Subject to Section 4(c) and Section 4(d), the Northshore Receiver shall not sell or otherwise dispose of any shares of common stock of Startech (other than the Subject Securities) until the Northshore Receiver has sold or otherwise disposed of all the Subject Securities; provided, however, that the Northshore Receiver shall be permitted to sell or otherwise dispose of any shares of common stock of Startech (other than the Subject Securities) in a sale or other disposition that includes a sale or other disposition of all of the Subject Securities that have not previously been sold or otherwise disposed of.

            (c) Subject to the following provisions of this Section 4(c), at any time after the date one year after the Effective Date (the "Outside Date"), the Circle Receiver shall have the power, on behalf of the Northshore Receiver and the Circle Receiver, to direct the sale or other disposition by the Northshore Receiver of the Subject Securities (by delivering written instructions to the Northshore Receiver containing reasonable details as to the manner and other terms of the proposed sale or other disposition and consenting to the same), and after the Outside Date, the Northshore Receiver may not sell or otherwise dispose of the Subject Securities without the written consent of the Circle Receiver. In the event that all of the Subject Securities

                                        3
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have not been sold or otherwise disposed of at the time of the Outside Date, the
Northshore Receiver shall deliver, within five business days after the Outside Date, the Subject Securities that have not been sold or otherwise disposed of as of the Outside Date (including any stock certificates, and stock powers and other appropriate instruments of transfer relating thereto) to the Circle Receiver, who shall hold the same as custodian for himself and for the Northshore Receiver until the sale or other disposition of the Subject
Securities (at which time, the Circle Receiver shall deliver the Subject Securities to the Northshore Receiver to effectuate such sale or other disposition). In connection with any sale or other disposition directed by the Circle Receiver pursuant to this Section 4(c), the Northshore Receiver shall retain the sole power to deliver the Subject Securities and the sole right to receive all of the proceeds from such sale or other disposition, and upon receipt of the proceeds of any such sale or other disposition the Northshore Receiver shall distribute the Net Proceeds (as defined below) in accordance with Sections 5 and 6 below; provided, that the Northshore Receiver shall follow the Circle Receiver's directions with regards to the sale or other disposition of the Subject Securities, and provided, further, that the Northshore Receiver shall not be required to sell or otherwise dispose of any Subject Securities or follow such directions (and the Circle Receiver shall not sell or otherwise dispose of the Subject Securities) (x) if the sale or other disposition would violate applicable law, (y) if the sale or other disposition is not registered under the Securities Act of 1933 or exempt from the registration requirements thereof or (z) if, in the event such sale or other disposition is made under Rule 144 under the Securities Act of 1933, such sale or other disposition (1) would cause the Northshore Receiver to exceed the "volume" limitations contained within Rule 144(e) during any period with respect to all sales or other dispositions of shares of common stock of Startech made by the Northshore Receiver, including, without limitation, the Subject Securities, or (2) would not be in compliance with Rule 144 under the Securities Act of 1933. On and after the Outside Date, the Northshore Receiver shall be entitled to sell or otherwise dispose of any shares of common stock of Startech (other than the Subject Securities) at any time or from time to time free and clear of any restriction contained herein, irrespective of whether the Subject Securities have been already sold or otherwise disposed of.

            (d) In the event the Northshore Receiver, prior to the Outside Date, proposes to sell or otherwise dispose of any or all of the Subject Securities (a "Proposed Sale") in a Proposed Sale that, after giving effect to Section 6 below, would result in the Circle Receiver receiving less than the product of
(1) the excess of (x) the Maximum Circle Proceeds (as defined below) over (y) the amount of the Northshore Receiver Incurred Costs (as defined below) and (2) a fraction, the numerator of which is the number of Subject Securities to be sold or otherwise disposed of in such Proposed Sale and the denominator of which is the number of Subject Securities, the Northshore Receiver shall deliver a written notice (a "Proposed Sale Notice") to the Circle Receiver setting forth the number of Subject Securities and other shares of common stock of Startech proposed to be sold or otherwise disposed of by the Northshore Receiver in the Proposed Sale, the price per share to be paid in the Proposed Sale and the other principal terms of the transaction. If the Circle Receiver (i) consents by delivering a written notice of acceptance to the Northshore Receiver to such Proposed Sale or (ii) fails to object to such Proposed Sale by delivering a written notice of objection to the Northshore Receiver, in each case within five business days after the delivery to the Circle Receiver of the Proposed Sale Notice, the Northshore Receiver may enter into and consummate such Proposed Sale (at a price not materially less favorable to the Circle Receiver than that described in the Proposed Sale Notice). If the Circle Receiver delivers a written notice to Northshore Receiver objecting to such

Proposed Sale within five business days after the delivery to the Circle Receiver of the Proposed Sale Notice, the Northshore Receiver may not enter into or consummate the Proposed Sale solely with respect to the Subject Securities; however, the Northshore Receiver shall be entitled to sell or otherwise dispose of any or all shares of common stock of Startech (other than the Subject Securities) in the transaction described in a Proposed Sale Notice or otherwise, notwithstanding anything to the contrary contained herein, without any obligation to the Circle Receiver. Nothing contained herein shall obligate the Northshore Receiver to consummate a Proposed Sale following delivery of a Proposed Sale Notice.

            (e) "Business Days" shall mean any day other than a Saturday, Sunday or a day on which banks located in New York, New York or Hartford, Connecticut are authorized or required by law to be closed.

            (f) The Northshore Receiver shall keep the Circle Receiver reasonably informed regarding the selling efforts by the Northshore Receiver with respect to the Subject Securities, and, after the Outside Date, the Circle Receiver shall keep the Northshore Receiver reasonably informed regarding the selling efforts by the Circle Receiver with respect to the Subject Securities, and the Northshore Receiver and the Circle Receiver will consult on a reasonable basis with regards to such efforts.

      5. ASSIGNMENT OF RIGHT TO PROCEEDS. The Northshore Receiver hereby conveys, transfers and assigns to the Circle Receiver the right to receive a portion of the proceeds from the sale or other disposition of the Subject Securities as set forth in Section 6 below and the Circle Receiver acknowledges and agrees that the Northshore Receiver shall be entitled to receive, retain and/or use the balance of the proceeds from the sale or other disposition of the Subject Securities, free and clear of any claim or other right of the Circle Receiver or any of the Circle Receiver's affiliates or any other person or entity.

      6. DISTRIBUTION OF PROCEEDS. Upon a sale or other disposition of the Subject Securities, the Northshore Receiver shall pay 50% of the Net Proceeds to the Circle Receiver and the Northshore Receiver shall receive, retain and be entitled to the balance of the Net Proceeds; provided, however, that under no circumstances shall the Circle Receiver be entitled to, nor shall the Circle Receiver receive, under this Agreement an amount in the aggregate greater than the sum of (A) $1,028,000 plus (B) the interest that has accrued on such $1,028,000 between June 23, 2004 and the date hereof, which amount the parties hereto hereby agree is equal to $141,457.08, plus (C) an amount equal to the interest accruing at the Interest Rate (as defined below) on $1,028,000 (such amount to be reduced immediately after any sale or other disposition of Subject Securities to equal the product of (1) $1,028,000 and (2) a fraction, the numerator of which is the number of Subject Securities that have not been sold or disposed of following any such sale or other disposition and the denominator of which is the number of Subject Securities) for the period commencing on the date of this Agreement and ending on the earlier of (x) the date of the sale or other disposition of the Subject Securities and (y) the Outside Date (the "Additional Interest Amount"), plus (D) an amount equal to the Northshore Receiver Incurred Costs (the sum of the amounts indicated in (A), (B), (C) and (D) is referred to herein as the "Maximum Circle Proceeds"). Immediately upon receipt of any such distribution from the Northshore Receiver, the Circle Receiver shall pay to the Northshore Receiver the Northshore Receiver Incurred Costs or, at the Northshore Receiver's election, the Northshore Receiver shall

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

be entitled to setoff against and withhold from the Net Proceeds deemed paid to the Circle Receiver in an amount equal to the Northshore Receiver Incurred Costs.

      The "Interest Rate" means one percent above the rate which the Bank of New York, or its successors or assigns, declares to be its "prime rate," from time to time in effect, and to be computed on the basis of a 360-day year for the actual number of days elapsed, but in no event to exceed the maximum amount permitted under applicable law.

      The "Net Proceeds" means the excess of (1) the actual cash proceeds derived from the sale or other disposition of the Subject Securities over (2) the underwriting discounts and commissions, brokerage commissions and discounts and other selling fees and expenses payable to underwriters, brokers or other third party selling agents (excluding amounts payable to Goldin Associates, L.L.C. and Kaye Scholer LLP) directly associated with the sale or other disposition of the Subject Securities (the "Expenses"). If shares of common stock of Startech owned by the Northshore Receiver (other than the Subject Securities) are included in the transaction in which Subject Securities are sold or otherwise disposed of, the Expenses shall be prorated among the Subject Securities and such other shares of common stock of Startech, based on the number Subject Securities and other shares of common stock of Startech sold or otherwise disposed of in such transaction.

      The "Northshore Receiver Incurred Costs" means an amount equal to 5% of the actual gross sale or other disposition proceeds for the Subject Securities. The Northshore Receiver Incurred Costs shall be paid to (or set-off and withheld by) the Northshore Receiver from the Net Proceeds received (or to be received) by the Circle Receiver in accordance with the first paragraph of this Section 6 in reimbursement of certain legal and other advisory fees and expenses incurred by the Northshore Receiver relating to the sale or other disposition of the Subject Securities.

      7. RELEASES.

            (a) The Circle Receiver on behalf of (i) himself and each of his heirs, executors, successors and assigns and (ii) Circle Trust and each of its subsidiaries, trusts, and their respective successors and assigns (collectively, the "Circle Releasors") hereby irrevocably releases and forever discharges (A) the Northshore Receiver and each of his affiliates, partners, and his and their respective heirs, executors, successors and assigns, and (B) each of the Northshore Asset Management, LLC ("NSAM"), NSCT, LLC ("NSCT"), Saldutti Capital Management, L.P. ("SCM"), Ardent Research Partners, L.P. ("Ardent L.P."), Ardent Research Partners, Ltd. ("Ardent Ltd.") and each other affiliate of NSAM that is an entity or fund (collectively, the "Northshore Entities"), and their respective subsidiaries, successors and assigns (collectively, the "Northshore Releasees"), from any and all claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever, whether known or unknown, suspected or unsuspected, at law or in equity or otherwise, which the Circle Receiver or any of the other Circle Releasors now has, ever had or may hereafter have against the Northshore Receiver and/or the other Northshore Releasees or any of them due to, arising from, or in connection with, any action, matter, thing or omission occurring or existing on or prior to the date hereof, including, but not limited to, claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action under, relating to or arising from (x) the Promissory Note, dated June 23, 2004, in the principal amount of $1,028,000, payable by NSCT to Circle Trust and (y) the Stock Purchase Agreement, dated as of June 18, 2004, by and among NSCT, Capital Investments Management, Ltd. and Circle Trust and any agreement, instrument or certificate relating thereto or delivered in connection therewith. Notwithstanding anything contained in this
Section 7(a) to the contrary, the Circle Receiver shall retain and not release or discharge (x) any claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever, (i) arising under or to enforce this Agreement and the Existing Agreement (as defined below) or (ii) against any officer, director, member, partner or employee of the Northshore Entities (excluding the Northshore Receiver or any of his partners, employees, officers, or other representatives) or (y) any right to defend against or dispute any claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever not released by the Northshore Receiver under Section 7(b).

            No later than ten days after the Effective Date, the Circle Receiver, on behalf of Circle Trust and himself, shall withdraw proof of claim no. 99, filed on September 9, 2005, in the case (the "Receivership Proceedings") captioned Securities and Exchange Commission v. Northshore Asset Management, LLC, et al., Case No. 05-CV-2192 (RO), pending in the District Court in its entirety, with prejudice and such claim shall be disallowed in its entirety and expunged from the schedule or register of filed claims or interests in such Receivership Proceedings. Other than the right to enforce this Agreement, the Circle Receiver agrees it will have no claims in the Receivership Proceedings.

            (b) The Northshore Receiver on behalf of (i) himself and each of his heirs, executors, successors and assigns and (ii) the Northshore Entities and each of their respective subsidiaries, successors and assigns (collectively, the "Northshore Releasors") hereby irrevocably releases and forever discharges (A) the Circle Receiver and each of his heirs, executors, successors and assigns and
(B) Circle Trust and each of its subsidiaries, and each of their respective successors and assigns (collectively, the "Circle Releasees") from any and all claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever, whether known or unknown, suspected or unsuspected, at law or in equity or otherwise, which the Northshore Receiver or any of the other Northshore Releasors now has, ever had or may hereafter have against the Circle Receiver and/or the other Circle Releasees or any of them, due to, arising from, or in connection with, any action, matter, thing or omission occurring or existing on or prior to the date hereof. Notwithstanding anything contained in this Section 7(b) to the contrary, the Northshore Receiver and the other Northshore Entities shall retain all and not release or discharge any claims, proceedings, rights, demands, remedies, contracts, agreements, debts, liabilities, orders, obligations and causes of action whatsoever arising out of or related to (x) the Northshore Receiver's claim for the return of $9 million of investor funds transferred by NSAM or an affiliate thereof to Circle Trust on or about August 27, 2004, (y) the common stock of Circle Trust owned by one or more Northshore Releasors or (z) this Agreement and/or the Existing Agreement (or any right to enforce the same).

            No later than ten days after the Effective Date, the Northshore Receiver shall amend the proof of claim (the "Ardent Claim") filed on or about April 14, 2006 in Circle Trust's receivership proceeding by the Northshore Receiver as Receiver for Ardent L.P. and Ardent Ltd., solely to eliminate any claims related to (i) NSAM's transfer of the Subject Securities to Circle Trust and (ii) the Northshore Entities' contribution of $3.9 million dollars to Circle Trust in August and September, 2004 in satisfaction of the Connecticut Department of Banking's request that the Northshore Entities adequately capitalize Circle Trust.

            No later than ten days after the Effective Date, the Northshore Receiver shall withdraw the proof of claim filed on or about April 14, 2006 in Circle Trust's receivership proceedings by the Northshore Receiver as Receiver for NSAM, in its entirety with prejudice and such claim shall be disallowed in its entirety and expunged from the schedule or register of filed claims or interests in such proceedings.

            Notwithstanding anything contained herein to the contrary, this
Section 7(b) shall have no effect on the proof of claim or interest (the "NSCT Claim") filed on or about April 14, 2006 in Circle Trust's receivership proceeding by the Northshore Receiver as Receiver for NSCT, and the Ardent Claim, to the extent that such claim relates to Northshore's (or its affiliates') transfer of $9,000,000 to Circle Trust (the "Remaining Ardent Claim") and the NSCT Claim and the Remaining Ardent Claim shall survive this Agreement in all respects and neither the Northshore Receiver or any of the Northshore Entities releases, discharges or waives any rights, claims or causes of action with respect thereto.

      8. FURTHER ASSURANCES; AUTHORITY TO CARRY OUT AGREEMENT.

      The Circle Receiver and the Northshore Receiver each hereby agree to execute such agreements, contracts, orders, receipts, notices, requests, certificates, endorsements, powers of attorney, authorizations or other documents, and to take such further actions, as the Northshore Receiver or the Circle Receiver may reasonably request in furtherance of, and in order to carry out and give effect to, the terms of this Agreement.

      Until the Outside Date and only in connection with a sale or other disposition of some or all of the Subject Securities in which the Circle Receiver would, under the agreement, contract or instrument relating to such sale or other disposition, be entitled to receive an amount at the consummation of such sale or other disposition not less than the product of (1) the excess of
(x) the Maximum Circle Proceeds over (y) the amount of the Northshore Receiver Incurred Costs and (2) a fraction, the numerator of which is the number of Subject Securities to be sold or otherwise disposed of in such sale or other disposition and the denominator of which is the number of Subject Securities, the Circle Receiver hereby irrevocably appoints the Northshore Receiver as the Circle Receiver's attorney-in-fact with full power and authority in the name of, and on behalf of, the Circle Receiver to sell or otherwise dispose of the Subject Securities and to make, acknowledge, execute and deliver all agreements, contracts, orders, receipts, notices, requests, certificates and other instruments or documents required or deemed desirable by the Northshore Receiver to be delivered by the Circle Receiver in connection with the sale or other disposition of the Subject Securities and/or to effectuate the sale or other disposition of the Subject Securities as fully as the Circle Receiver could if personally present and acting.

      The power of attorney granted by this Section 8 shall be deemed coupled with an interest and be irrevocable and may not be terminated by the Circle Receiver or by operation of law, whether by death or incapacity of the Circle Receiver or by the occurrence of any other event.

      9. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. However, no party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto; provided, that this Agreement shall automatically be transferred and the obligations hereunder delegated to any such successor receiver or other similar official appointed, from time to time, for Circle Trust and the Northshore Entities, respectively.

      10. FURTHER ASSURANCES. Intentionally omitted.

      11. KNOWLEDGE. Each of the Circle Receiver and the Northshore Receiver have received or have had full and complete access to all the information they consider necessary or appropriate and material to make an informed decision with respect to the subject matter of this Agreement and the entering into this Agreement.

      12. NO OTHER REPRESENTATIONS AND WARRANTIES. Except as set forth in this Agreement, neither the Circle Receiver nor the Northshore Receiver make any representations or warranties to the other whether express or implied.

      13. REPRESENTATION. Each of the parties to this Agreement acknowledge that they have had access to and have been represented by competent counsel in connection with the negotiation, execution and performance of this Agreement.

      14. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction. If any provision of the Agreement is interpreted to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      15. NOTICES. Any notice required under this Agreement shall be in writing and shall be given (and shall be deemed to be duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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

            If to the Northshore Receiver:

               Arthur J. Steinberg
               c/o Kaye Scholer LLP
               425 Park Avenue
               New York, New York 10022
               Telecopier: (212) 836-8689

               with a copy to:

               Steven G. Canner, Esq.
               Kaye Scholer LLP
               425 Park Avenue
               New York, New York  10022
               Telecopier: (212) 836-8689

            If to the Circle Receiver:

               John P. Burke
               Department of Banking
               260 Constitution Plaza
               Hartford, Connecticut 06103
               Telecopier:

               with a copy to:

               Howard L. Siegel, Esq.
               Brown Rudnick Berlack Israels LLP
               City Place 1
               185 Asylum Street
               Hartford, Connecticut  06103
               Telecopier: (860) 509-6501

      16. NO WAIVER. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of any of the parties.

      17. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements between the Northshore Receiver and the Circle Receiver with respect to the subject matter of this Agreement (other than those contained in the Second Co-Sale Agreement, dated as of March 31, 2006, between the Northshore Receiver and the Circle Receiver, as amended from time to time (the "Existing Agreement")), and constitutes (along with the additional documents referred to in this Agreement and the Existing Agreement) a complete and exclusive statement of the terms of the

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

agreement between the Northshore Receiver and the Circle Receiver with respect to its subject matter. The parties hereto agree that the Existing Agreement is hereby amended and extended so that it shall not terminate and shall remain in full force and effect until the date on which both the Connecticut Order and the US Order, in each case in a form reasonably acceptable to each of the Northshore Receiver and the Circle Receiver, have become final and are no longer subject to appeal. In the event of any conflict between the Existing Agreement and this Agreement, this Agreement shall control.

      18. TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      19. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

      20. SPECIFIC PERFORMANCE. Each of the Northshore Receiver and the Circle Receiver acknowledges and agrees that the other would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, each party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

      21. EXPENSES. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated thereby.

      22. ADJUSTMENT. The number of Subject Securities, amounts and other terms herein shall be equitably adjusted by the parties hereto in the event of and at the time of any distribution payable in securities on the Subject Securities or the subdivision or combination of the shares of common stock of Startech or similar event concerning the shares of common stock of Startech, and this Agreement shall apply to any securities issued in respect of (or in exchange for) the Subject Securities (and to any successive securities issued in respect thereof), in which case, the term Subject Securities shall include any and all such securities.

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

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                    /s/ Arthur J. Steinberg
                                    ------------------------------------------
                                    ARTHUR J. STEINBERG, not individually but
                                    solely in his capacity as Receiver of
                                    Northshore Asset Management, LLC and
                                    related entities

                                    /s/ John P. Burke
                                    ------------------------------------------
                                    CONNECTICUT BANKING COMMISSIONER JOHN P.
                                    BURKE, not individually but solely in his
                                    capacity as Receiver of Circle Trust Company

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